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                                                                       EXHIBIT 8

                             CHENIERE ENERGY, INC.
                                TWO ALLEN CENTER
                         1200 SMITH STREET, SUITE 1740
                           HOUSTON, TEXAS 77002-4312

                               September 14, 1998

BSR Investments, Ltd.
97 Avenue Henri Martin
Paris, France 75016


Re:  Third Amendment to Term Note with Warrant ("Third Amendment")

Dear Lender:

     Reference is made to the Term Note with Warrants agreement dated as of December 15, 1997 (the "Agreement"), between Cheniere Energy, Inc., a Delaware corporation ("Borrower"), and Lender. Unless otherwise indicated, all capitalized terms herein are used as defined in the Agreement.

     The purpose of this amendment to the Agreement is to extend the maturity date from September 14, 1998 to December 15, 1998, subject to the right of the Borrower to extend such maturity date to January 15, 1999 in its sole discretion. In consideration therefor, the exercise price per share of the Warrants previously issued to Lender shall be reduced, and certain provisions of the Agreement shall be amended, all as described below.

     For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower and Lender agree as follows:

     1. Restate Prior Amendments. This Third Amendment restates the First Amendment dated as of December 18, 1997 and the Second Amendment dated April 3, 1998, and as such supercedes such amendments, which are hereby agreed to be null and void.

     2. Amendment of Terms of Payment. Section 2 of the Agreement is hereby amended by replacing paragraph (c) in its entirety and adding a new paragraph (d), which together read as follows:

               "(c) In addition to prepayments under clause (b) above, Borrower shall make prepayments of principal of the Term Loan equal to net cash proceeds received by Borrower from any private placement of Borrower's equity securities or from any sale by Borrower of seismic data or other assets as permitted by Section 6(d), less up to $5,000,000 which may be retained by Borrower; provided,
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          however, that no more than an aggregate of $2,000,000 of proceeds received by Borrower from the sale by Borrower of seismic data or other assets as permitted by Section 6(d), in one or more transactions, shall be retained by Borrower;

               (d) All payments on the Senior Notes shall be applied pro rata to the then due and outstanding principal amounts or interest obligations, as the case may be, under each of the Senior Notes."

     3. Amendment Regarding Extension and Additional Lender Warrants. Section 3 of the Agreement is hereby amended by replacing such Section in its entirety with the following:

          "As a result of having extended the maturity of the Term Loan through 180 days after the original maturity date, Borrower shall issue to Lender, Arabella S.A., and Alba Limited additional warrants ("Additional Lender Warrants") with an exercise price equal to the Exercise Price which expire on the Expiration Date in the form of Exhibit A to purchase 400,000 shares, 380,000 shares and 20,000 shares, respectively, of Common Stock. The Additional Lender Warrants shall be issued within 10 days after September 14, 1998 and shall have an expiration date of September 15, 2002."

     4. Amendment to Certain Negative Covenants. Section 6(d) of the Agreement is hereby amended by replacing such Section in its entirety with the following:

          "(d) sell, lease or otherwise dispose of all or any substantial portion of its assets; provided that Borrower will be permitted to sell seismic data, interests in the seismic project and/or all prospects defined to date, working interests in individual prospects, overriding royalty interests, and other partnering arrangements involving total consideration paid to Borrower not to exceed $2,000,000;"

          Section 6 of the Agreement is hereby amended by deleting the word "or" at the end of clause (e), replacing the period at the end of clause
          (f) with "; or" and adding to such Section a new clause (g), which reads as follows:

          "(g) incur any indebtedness subsequent to September 11, 1998 unless such indebtedness by its terms is expressly made subordinate to the Term Loan."

     5. Amendment to Rights and Remedies. Section 11 of the Agreement is hereby amended by replacing the word "two-thirds of the aggregate principal amount then outstanding under" in the first sentence with the words "$750,000 in aggregate original principal amount of".


     6.   Amendment of Maturity Date.  The definition of Maturity Date in
          Section 12 shall be hereby amended by replacing the paragraph captioned Maturity Date in its entirety with the following paragraph:
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               "MATURITY DATE means the earlier of (a) subject to the extension provided for below, December 15, 1998 and (b) the date that the Senior Notes are declared immediately due and payable pursuant to Section 11 in the event of a Default; provided that Lender's rights continue until the Obligation has been paid and performed in full. If no Default or Potential Default exists, Borrower may extend the Maturity Date until January 15, 1999 by notifying Lender of such extension prior to the original Maturity Date."

     7. Registration Procedures. By December 15, 1998, Borrower shall prepare and file or cause to be filed with the SEC a Registration Statement with respect to the Common Stock underlying the Additional Lender Warrants. All provisions of Section 9 of the Agreement with respect to registration shall apply to such additional registration statements.

     8. Reduction of Exercise Price on Existing Warrants. As of the date hereof, the exercise price per share of the aggregate of 566,667, 855,000 and 45,000 Lender Warrants and Additional Lender Warrants previously issued to Lender, Arabella S.A. and Alba Limited, respectively, shall be reduced from $2.375 to $1.50, and the "Exercise Price" of such warrants is hereby agreed to be amended to reflect such reduction.

     9. Interest Payment Provisions. Commencing with October 15, 1998, interest on the Senior Notes shall be due and payable monthly on the 15th of each month, and the third paragraph of the Senior Notes is hereby agreed to be amended to reflect that such payments shall be monthly rather than quarterly.

     10. Representations and Warranties. Borrower represents and warrants that it possesses all requisite power and authority to execute, deliver and comply with the terms of this instrument, which has been duly authorized and approved by all necessary corporate action and for which no consent of any person is required.

     11. Fees and Expenses. Borrower agrees to pay the reasonable fees and expenses of counsel to Lender for services rendered in connection with the negotiation and execution of this instrument.

     12. Loan Paper; Effect. This instrument is a Loan Paper and, therefore, is subject to the applicable provisions of Section 13 of the Agreement, all of which are incorporated herein by reference the same as if set forth herein verbatim. Except as amended in this instrument, the Loan Papers are and shall be unchanged and shall remain in full force and effect. In the event of any inconsistency between the terms of the Agreement as hereby modified (the "Amended Agreement") and any other Loan Papers, the terms of the Amended Agreement shall control and such other document shall be deemed to be amended hereby to conform to the terms of the Amended Agreement.

     13. No Waiver of Defaults. This instrument does not constitute a waiver of, or a consent to any present or future violation of or default under, any provision of the
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          Loan Papers, or a waiver of Lender's right to insist upon future compliance with each term, covenant, condition and provision of the Loan Papers, and the Loan Papers shall continue to be binding upon, and inure to the benefit of, Borrower, Lender and their respective successors and assigns.

     14. Final Agreement. THE LOAN PAPERS, AS AMENDED HEREBY, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

                            (signature page follows)

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     If the foregoing terms and conditions are acceptable to Lender, Lender should indicate its acceptance by signing in the space provided below and returning an executed copy hereof to Borrower, whereupon this letter shall become an agreement binding upon and inuring to the benefit of Borrower and Lender and their respective successors and assigns.


                                         Sincerely,

                                         CHENIERE ENERGY, INC.



                                         By:  /s/ Don A. Turkleson
                                              --------------------
                                         Don A. Turkleson
                                         Chief Financial Officer

Accepted and agreed to as of the day
and year first set forth in this Third
Amendment.



/s/ Nicole Souki
----------------
BSR Investments, Ltd.